Exhibit 99.3

Please scroll down to read this message in German and Japanese.

Bitte scrollt nach unten, um diese Nachricht auf Deutsch zu lesen.

日本語メッセージは下にスクロールダウンしてご覧ください

Q&A Document for Employees

This Q&A document is intended to answer some of the questions you may have about the pending acquisition of Abiomed by Johnson & Johnson. Keep in mind, the process is at an early stage. Information could change and new information could become available.

1.	What was announced today?

Abiomed and Johnson & Johnson have reached an agreement for Johnson & Johnson to acquire Abiomed. Once the acquisition receives regulatory approval and is finalized, Abiomed will become a business owned by Johnson & Johnson and will operate as a standalone business unit within Johnson & Johnson MedTech. Abiomed employees will become part of the Johnson & Johnson organization.

Shortly after the acquisition closes, Abiomed stockholders, including employees who are stockholders, will receive $380 in cash for each share of Abiomed common stock they own, plus a contingent value right with a maximum payout of $35 upon achievement of certain commercial and regulatory milestones.

2.	What is an acquisition?

An acquisition is when one company purchases another company.

3.	When will this acquisition be completed?

Acquisitions like this one require regulatory approval and may take a number of months to finalize and close. The parties expect this transaction to close in Q1 of calendar year 2023.

4.	What does the acquisition mean for our patients?

Combining Abiomed and Johnson & Johnson puts Patients First by accelerating our ability to recover hearts, save lives and provide patients around the world with the care they need.

5.	What role will Mike Minogue have in the combined company?

Following the acquisition, Mike Minogue will serve as an advisor to assure a smooth transition. Abiomed’s current chief commercial officer, Andrew Greenfield, will run the standalone Abiomed business within Johnson & Johnson MedTech.

6.	What will happen to Abiomed’s executive team?

Andrew Greenfield will run the standalone Abiomed business within Johnson & Johnson MedTech. He will be building out his executive leadership team over the coming weeks and months.

7.	What will happen to Abiomed’s Board of Directors?

The Abiomed Board of Directors will no longer exist because Abiomed will no longer be a publicly traded company.

8.	What will it be like to work at the combined company?

Johnson & Johnson and Abiomed are creating the global leader in cardiac and pulmonary interventional technology, and accelerating Abiomed’s path to making heart recovery the global standard of care. Together, we will have more resources and be better positioned for global growth and to advance our shared mission of improving outcomes for patients, recovering hearts and saving lives.

Johnson & Johnson and Abiomed’s cultures are very much aligned, sharing a Patients First approach. The companies have complementary values and common business philosophies. Both companies empower employees and value teamwork and innovation.

Johnson & Johnson values Abiomed’s accomplishments and its people, which will mean greater long-term opportunities as our growth continues. Starting at the top with Andrew Greenfield leading the standalone organization, Johnson & Johnson has reinforced its goal of ongoing continuity and stability for the majority of Abiomed people. Abiomed employees will be part of an organization that values our groundbreaking work and will support ongoing advancements in recovering hearts and saving lives. Johnson & Johnson has earned its reputation as an employer of choice by investing in its employees.

9.	Will there be layoffs?

Under Johnson & Johnson we will continue our investments in our product pipeline, our clinical trials and our people. The standalone structure and Andrew Greenfield’s leadership will enable continuity, stability, and continuation for the majority of Abiomed employees.

Abiomed leadership will be transparent and communicate with you regularly throughout the transition process. No matter what happens, employees will be treated fairly and respectfully.

10.	Will my job responsibilities or reporting structure change?

For the foreseeable future, it is business as usual. We will continue to work toward achieving our FY23 goals and improving outcomes for our patients. We do not anticipate any significant changes in job responsibilities or reporting structure for the majority of employees.

11.	Will anything change between now and the acquisition closing?

Abiomed will continue to operate independently until the transaction closes. During this time, continue to put Patients First by working to achieve your FY23 goals and improving outcomes for patients.

12.	Will we still be called Abiomed?

Yes.

13.	Will Abiomed’ Four Principals, Heartbeat Operating Procedures, I Am Abiomed Patients First commitment, “Just Do It” philosophy and AARs continue?

Yes.

14.	Will Abiomed maintain its current offices and manufacturing facilities?

Yes.

15.	Will Abiomed continue to offer 24x7 onsite, on the phone and online support to hospitals?

Yes. The service we provide our customers and patients will remain one of Abiomed’ key differentiators.

16.	Will employee benefits change?

For the foreseeable future, you will remain on Abiomed’ benefits program. But it is expected at some point, Abiomed employees will transition to Johnson & Johnson’s benefit program.

17.	Should U.S. employees still do open enrollment?

Yes. U.S. employees should complete their open enrollment prior to November 11.

18.	Will my current work scheduling continue?

Yes.

19.	Do my FY23 goals stay the same? Will we be having our end-of-fiscal year review process in April?

Yes.

20.	What happens to my unvested equity? What about my awards that already vested?

Unvested Abiomed equity will automatically vest when the acquisition closes and be paid to stockholders in cash, plus a contingent value right for each share underlying such equity. Vested equity will also be paid in cash plus a contingent value right.

21.	Will I receive Abiomed stock in the future?

Upon the closing of the transaction, Abiomed will cease to exist as a publicly traded company and will no longer have stock.

22.	Will Abiomed continue to invest in research and development (R&D) and clinical trials?

Yes. Abiomed’s substantial investments in research and development and clinical trials (including the randomized controlled trials for Impella) will continue. In fact, Abiomed’ strong R&D and clinical trial programs is one of the key reasons why Johnson & Johnson is acquiring Abiomed.

23.	Will Abiomed traditions and employee celebrations continue?

Yes. Abiomed’s culture, traditions and employee events will continue.

24.	Will Abiomed continue to have patient events?

Yes. Johnson & Johnson shares Abiomed’s commitment to putting Patients First. Our patients remain our WHY and we will continue to foster a strong patient program that includes regular virtual and in-person visits from patients.

25.	Will Abiomed continue to support local communities and organizations?

Yes. In fact, Johnson & Johnson prides itself on employee volunteerism and support of its local communities.

26.	What should I say if I’m contacted by the media or investors about the transaction?

Please don’t answer any questions from the media or investors. Direct the media to contact Tom Langford at tlangford@abiomed.com. Direct investors to contact Todd Trapp at ttrapp@abiomed.com.

27.	Will I be kept informed as the acquisition goes through regulatory approval?

Yes. A number of steps must be completed over the next few months before transaction is finalized. Abiomed will be making public filings as required with respect to the status of the transaction.

28.	What if I have additional questions?

Abiomed employees who have additional questions should email them to questions@abiomed.com.

***

Das Q&A-Dokument soll einige der Fragen beantworten, die Ihr möglicherweise zur bevorstehenden Übernahme von Abiomed durch Johnson & Johnson habt. Bedenkt bitte, dass sich der Prozess noch in einem frühen Stadium befindet. Informationen können sich ändern und neue Informationen können verfügbar werden.

1.	Was wurde heute bekannt gegeben?

Abiomed und Johnson & Johnson haben eine Vereinbarung über die Übernahme von Abiomed durch Johnson & Johnson getroffen. Sobald die Übernahme von den Aufsichtsbehörden genehmigt und abgeschlossen ist, wird Abiomed ein Unternehmen im Besitz von Johnson & Johnson sein und soll als eigenständige Geschäftseinheit innerhalb von Johnson & Johnson betrieben werden. Die Mitarbeiter von Abiomed werden Teil der Johnson & Johnson-Organisation.

Kurz nach Abschluss der Übernahme werden die Abiomed-Aktionäre, einschließlich der Mitarbeiter, die Aktionäre sind, 380 US-Dollar in bar für jede Abiomed-Stammaktie erhalten, die sie besitzen, sowie ein bedingtes Wertrecht mit einer maximalen Auszahlung von 35 US-Dollar bei Erreichen bestimmter kommerzieller und regulatorischer Meilensteine.

2.	Was ist eine Akquisition?

Eine Akquisition liegt vor, wenn ein Unternehmen ein anderes Unternehmen aufkauft.

3.	Wann wird diese Übernahme abgeschlossen sein?

Übernahmen wie diese bedürfen der behördlichen Genehmigung und können einige Monate in Anspruch nehmen, bis sie abgeschlossen sind. Die Parteien gehen davon aus, dass diese Transaktion im 1. Quartal 2023 abgeschlossen sein wird.

4.	Was bedeutet die Übernahme für unsere Patienten?

Durch den Zusammenschluss von Abiomed und Johnson & Johnson stehen die Patienten an erster Stelle, da wir schneller in der Lage sind, Herzen wiederherzustellen, Leben zu retten und Patienten auf der ganzen Welt die notwendige Versorgung zukommen zu lassen.

5.	Welche Rolle wird Mike Minogue in dem fusionierten Unternehmen einnehmen?

Nach der Übernahme wird Mike Minogue als Berater fungieren, um einen reibungslosen Übergang zu gewährleisten. Der derzeitige Chief Commercial Officer von Abiomed, Andrew Greenfield, wird das eigenständige Abiomed-Geschäft innerhalb von Johnson & Johnson MedTech leiten.

6.	Was wird aus dem Führungsteam von Abiomed?

Andrew Greenfield wird das eigenständige Abiomed-Geschäft innerhalb von Johnson & Johnson MedTech leiten. Er wird sein Führungsteam in den kommenden Wochen und Monaten zusammenstellen.

7.	Was wird mit dem Vorstand von Abiomed geschehen?

Der Vorstand von Abiomed wird nicht mehr existieren, da Abiomed kein börsennotiertes Unternehmen mehr sein wird.

8.	Wie wird es sein, in dem fusionierten Unternehmen zu arbeiten?

Johnson & Johnson und Abiomed erschaffen gemeinsam den Weltmarktführer im Bereich der interventionellen Herz- und Lungentechnologie. Diese Übernahme beschleunigt damit den Weg von Abiomed, die Herzheilung zum weltweiten Standard der Patientenversorgung zu machen. Gemeinsam werden wir über mehr Ressourcen verfügen und besser positioniert sein, um weltweit zu wachsen und unsere gemeinsame Mission voranzutreiben, nämlich die Ergebnisse für Patienten zu verbessern, Herzen zu retten und Leben zu retten.

a.

Die Kulturen von Johnson & Johnson und Abiomed sind sehr eng miteinander verbunden und verfolgen den Ansatz “Patient first”. Die Unternehmen haben komplementäre Werte und gemeinsame Geschäftsphilosophien. Beide Unternehmen zeichnen sich durch einen Unternehmergeist aus, der die Mitarbeiter befähigt und Teamarbeit und Innovation schätzt.

b.

Johnson & Johnson schätzt die Errungenschaften von Abiomed und seine Mitarbeiter, was langfristig größere Chancen für unser weiteres Wachstum bedeuten wird. Mit Andrew Greenfield an der Spitze der eigenständigen Organisation hat Johnson & Johnson sein Ziel der Kontinuität und Stabilität für die große Mehrheit der Abiomed-Mitarbeiter bekräftigt. Die Mitarbeiter von Abiomed werden Teil einer Organisation sein, die unsere bahnbrechende Arbeit schätzt und die kontinuierlichen Fortschritte bei der Wiederherstellung von Herzen und der Rettung von Leben unterstützen wird. Johnson & Johnson hat sich seinen Ruf als bevorzugter Arbeitgeber durch Investitionen in seine Mitarbeiter erworben.

c.

Abiomed wird ein wichtiger Teil von Johnson & Johnson sein. Impella ist die am meisten untersuchte Herzpumpe in der Geschichte der FDA mit exklusiven Zulassungen mit den Attributen sicher und wirksam. Abiomed führt mehrere randomisierte kontrollierte Studien durch, um die Richtlinien der Klasse I zu erreichen. Und unser IP-Portfolio gewinnt weiter an Stärke, da wir kleinere, intelligentere und besser vernetzte Technologien entwickeln.

9.	Wird es zu Entlassungen kommen?

Die eigenständige Struktur und die Führung durch Andrew Greenfield werden Kontinuität, Stabilität und Fortführung für die große Mehrheit der Abiomed-Mitarbeiter ermöglichen. Unter Johnson & Johnson werden wir unsere Investitionen in unsere Produktpipeline, unsere klinischen Studien und unsere Mitarbeiter fortsetzen.

Darüber hinaus beschäftigt Johnson & Johnson weltweit 144.000 Mitarbeiter und hat im vergangenen Jahr 7.000 Vollzeitbeschäftigte hinzugewonnen. Die Übernahme schafft also enorme Karrieremöglichkeiten für die Mitarbeiter von Abiomed.

Die Führung von Abiomed wird sich während des gesamten Übergangsprozesses transparent verhalten und regelmäßig mit Ihnen kommunizieren. Egal, was passiert, die Mitarbeiter werden fair und respektvoll behandelt.

10.	Werden sich meine Arbeitsaufgaben oder meine Berichtsstruktur ändern?

Für die große Mehrheit der Mitarbeiter sind keine wesentlichen Änderungen der Aufgabenbereiche oder der Berichtsstruktur zu erwarten. Für die absehbare Zukunft bleibt alles beim Alten. Wir werden weiterhin daran arbeiten, unsere Ziele für das GJ23 zu erreichen und die Ergebnisse für unsere Patienten zu verbessern.

11.	Wird sich bis zum Abschluss der Übernahme etwas ändern?

Abiomed wird bis zum Abschluss der Transaktion weiterhin unabhängig arbeiten. In dieser Zeit werdet Ihr weiterhin die Patienten in den Mittelpunkt stellen, indem Ihr daran arbeiten, Eure Ziele für das GJ23 zu erreichen und die Ergebnisse für die Patienten zu verbessern.

12.	Werden wir weiterhin Abiomed heißen?

Ja, der Name Abiomed wird beibehalten.

13.	Werden die vier Abiomed-Prinzipien, die “Heartbeat Operating Procedures”, die “I Am Abiomed Patients First”-Verpflichtung, die “Just Do It”-Philosophie und die AARs weitergeführt?

Ja.

14.	Wird Abiomed seine derzeitigen Büros und Produktionsstätten beibehalten?

Ja.

15.	Wird Abiomed den Krankenhäusern weiterhin einen 24x7-Support vor Ort, per Telefon und online anbieten?

Ja. Der Service, den wir unseren Kunden und Patienten bieten, wird eines der Hauptunterscheidungsmerkmale von Abiomed bleiben.

16.	Werden sich die Leistungen für die Mitarbeiter ändern?

Für die absehbare Zukunft werden Sie weiterhin das Leistungsprogramm von Abiomed in Anspruch nehmen. Es ist jedoch zu erwarten, dass die Mitarbeiter von Abiomed irgendwann in das Leistungsprogramm von Johnson & Johnson wechseln werden.

17.	Müssen sich die US-Mitarbeiter noch anmelden?

Ja. US-Beschäftigte sollten ihre offene Anmeldung vor dem 11. November abschließen.

18.	Bleibt unsere Politik der örtlich flexiblen Arbeit bestehen? Bleibt meine derzeitige Arbeitseinteilung bestehen?

Ja.

19.	Bleiben meine Ziele für das GJ23 gleich? Werden wir im April unsere Überprüfung zum Ende des Geschäftsjahres durchführen?

Ja.

20.	Was geschieht mit meinen nicht unverfallbaren Anteilen? Was ist mit meinen bereits unverfallbaren Anteilen?

Unverfallbare Abiomed-Aktien werden automatisch unverfallbar, wenn die Übernahme abgeschlossen ist, und werden den Aktionären in bar ausgezahlt, zuzüglich eines bedingten Wertrechts für jede Aktie, die diesen Aktien zugrunde liegt. Unverfallbare Aktien werden ebenfalls in bar ausgezahlt, zuzüglich eines bedingten Wertanspruchs.

21.	Werde ich in Zukunft Abiomed-Aktien erhalten?

Mit dem Abschluss der Transaktion hört Abiomed auf, als börsennotiertes Unternehmen zu existieren und wird keine Aktien mehr haben.

22.	Wird Abiomed weiterhin in Forschung und Entwicklung (F&E) und klinische Versuche investieren?

Ja. Die erheblichen Investitionen von Abiomed in Forschung und Entwicklung sowie in klinische Studien (einschließlich der randomisierten kontrollierten Studien für Impella) werden fortgesetzt. Die starken F&E- und klinischen Studienprogramme von Abiomed sind einer der Hauptgründe für die Übernahme von Abiomed durch Johnson & Johnson.

23.	Werden die Abiomed-Traditionen und Mitarbeiterfeiern weitergeführt?

Ja. Die Kultur, die Traditionen und die Mitarbeiterveranstaltungen von Abiomed werden fortgesetzt.

24.	Wird Abiomed auch unter der Eigentümerschaft von Johnson & Johnson weiterhin Patientenveranstaltungen durchführen?

Ja. Johnson & Johnson teilt das Engagement von Abiomed, die Patienten in den Mittelpunkt zu stellen. Unsere Patienten bleiben unser WARUM, und wir werden weiterhin ein starkes Patientenprogramm fördern, das regelmäßige virtuelle und persönliche Besuche von Patienten umfasst.

25.	Wird Abiomed weiterhin lokale Gemeinschaften und Organisationen unterstützen?

Ja. Johnson & Johnson ist stolz auf das ehrenamtliche Engagement seiner Mitarbeiter und die Unterstützung seiner lokalen Gemeinschaften.

26.	Was soll ich sagen, wenn ich von den Medien oder Investoren auf die Transaktion angesprochen werde?

Beantworten Sie bitte keine Fragen der Medien oder Investoren. Verweisen Sie die Medien an Tom Langford unter tlangford@abiomed.com. Weisen Sie Investoren an, Todd Trapp unter ttrapp@abiomed.com zu kontaktieren.

27.	Werde ich auf dem Laufenden gehalten, während die Übernahme die behördliche Genehmigung durchläuft?

Ja. In den nächsten Monaten muss eine Reihe von Schritten vollzogen werden, bevor die Transaktion abgeschlossen werden kann. Abiomed wird bei Bedarf öffentliche Berichte über den Stand der Transaktion veröffentlichen.

28.	Was ist, wenn ich weitere Fragen habe?

Abiomed-Mitarbeiter, die weitere Fragen haben, sollten diese per E-Mail an questions@abiomed.com richten.

***

このQ&Aは、ジョンソン・エンド・ジョンソンによるアビオメッドの買収について、皆さんからのご質問にお答えすることを目的としています。 この買収プロセスはまだ初期段階にあることを念頭に置いてください。情報が変更され、新しい情報が入手できる可能性があります。

1.	本日発表された内容は何ですか？

アビオメッドとジョンソン・エンド・ジョンソンは 、ジョンソン・エンド・ジョンソンがアビオメッドを買収することに合意しました。買収が規制当局の承認を得て確定した後、アビオメッドはジョンソン・エンド・ジョンソンが所有する事業会社となり、ジョンソン・エンド・ジョンソン MedTech内の独立したビジネスユニットとして運営されることになります。アビオメッドの社員は、ジョンソン・エンド・ジョンソンの組織の一員となります。

買収完了後、株主である従業員を含むアビオメッドの株主は、所有するアビオメッドの普通株式 1株につき380ドルの 現金と、特定の商業上および規制上のマイルストーンの達成時に臨時的権利として最大 35ドルを受け取ることになります。

2.	買収とは何ですか？

買収とは、企業が別の企業を取得（買収）することです。

3.	いつこの買収は完了しますか？

この買収には規制当局の承認が必要であり、最終決定と完了には数カ月かかる可能性があります。両当事者は、本買収が 2023年の第1四半期（1月～3月）に完了することを期待しています。

4.	患者さんにとってこの買収はどのような意味がありますか？

アビオメッドとジョンソン・エンド・ジョンソンの 統合により、心臓の回復、救命、そして世界中の患者さんに必要な治療を提供する能力が加速され、患者さんを第一に考えることができるようになります。

5.	統合後、マイク・ミノーグはどのような役割を担いますか？

買収完了後は、マイク・ミノーグがアドバイザーを務め、スムーズな移行を保証します。アビオメッドの現コマーシャル最高責任者であるアンドリュー・グリーンフィールドは、ジョンソン・エンド・ジョンソン MedTech内の独立したアビオメッド事業会社をリードすることになります。

6.	アビオメッドのエグゼクティブチームはどうなりますか ？

アンドリュー・グリーンフィールドは、ジョンソン・エンド・ジョンソンMedTech 内の独立したアビオメッド事業をリードすることになります。今後、数週間から数カ月かけて、経営陣の育成を行う予定です。

7.	アビオメッドの取締役会はどうなりますか？

アビオメッドは株式公開会社ではなくなりますので、アビオメッドの取締役会は今後なくなります。

8.	買収後の会社での勤務はどうなりますか？

ジョンソン・エンド・ジョンソンとアビオメッドは 、心臓および肺のインターベンション技術におけるグローバルリーダーを生み出し、心臓の回復を世界標準の治療とするアビオメッドの道を加速させます。両社は、より多くのリソースを持ち、グローバルな成長に向けて、また、患者さんの予後を改善し、心臓を回復させ、命を救うという共通の使命を推進するために、より良いポジションを確立することができます。

ジョンソン・エンド・ジョンソンとアビオメッドの 文化は非常に一致しており、患者さんを第一に考える姿勢を持っています。両社はお互いに価値観を補完し合い、共通のビジネス哲学を有しています。両社は従業員に力を与え、チームワークとイノベーションを重視します。

ジョンソン・エンド・ジョンソンは、アビオメッドの業績とその人材を高く評価しており、これは私たちの成長に伴う長期的な機会の増大を意味します。ジョンソン・エンド・ジョンソンは、独立した組織を率いるアンドリュー・グリーンフィールドを筆頭に、アビオメッドの従業員の大半に継続的かつ安定した生活を提供するという目標を強化しています。アビオメッドの社員は、私たちの画期的な仕事を評価する組織の一員となり、心臓の回復と命を助けるための継続的な進歩をサポートすることになります。ジョンソン・エンド・ジョンソンは、従業員への投資により、選ばれる雇用主としての評判を得ています。

9.	解雇は行われますか？

ジョンソン・エンド・ジョンソンのもとで 、私たちは製品パイプライン、臨床試験、人材への投資を継続します。独立した組織とアンドリュー・グリーンフィールドのリーダーシップにより、アビオメッドの従業員の大半は継続性、安定性、そして継続性を確保することができます。

アビオメッドのリーダーシップは、移行期間中、透明性を保ち、定期的に皆さんとコミュニケーションを取っていく予定です。何が起ころうとも、従業員は公平かつ敬意を持って扱われます。

10.	職責やレポートライン・組織に変更はありますか？

当面は通常通りです。私たちは、 FY23の目標達成と患者さんの治療成績向上のために引き続き取り組んでまいります。大半の従業員は職務内容やレポートライン・組織に大きな変更はないと考えています。

11.	今後買収完了までの間に何か変更はありますか？

アビオメッドは、本買収が完了するまでは、引き続き独立した事業運営を行います。この間、 FY23の目標達成と患者さんの治療成績向上に努め、引き続き患者さんを第一に行動してください。

12.	今後もアビオメッドという名前で呼ばれますか？

はい。

13.	アビオメッドの4原則、心臓の鼓動(業務手順)、アビオメッドの誓い（I Am Abiomed Patients First）、「Just Do It」の哲学、AARsは継続されるのでしょうか？

はい、そうです。

14.	アビオメッドの現在のオフィスや製造拠点はそのまま維持されますか？

はい。

15.	アビオメッドは、今後も24時間365日のオンサイト、電話、オンラインサポートを病院に提供するのでしょうか。

はい。お客様や患者さんに提供するサービスは、今後もアビオメッドの重要な差別化要因の 1つです。

16.	従業員へのベネフィットに変更はありますか？

当面の間、あなたはアビオメッドの福利厚生プログラムを利用することになります。 しかし、ある時点でアビオメッドの社員はジョンソン・エンド・ジョンソンの福利厚生プログラムに移行することが予想されます。

17.	アメリカのアビオメッド従業員はオープンエンロールメントを行う必要がありますか？

はい。アメリカの従業員は、 11月11日までにオープンエンロールメントを完了させる必要があります。

18.	現在の業務のスケジュールは継続してよいですか？

はい。

19.	FY23の目標に変更はありますか？年度末の評価は 4月に行われますか？

はい。

20.	権利確定していない株式はどうなりますか？すでに権利確定している報奨はどうなりますか？

権利確定していないアビオメッド株式は、買収が完了した時点で自動的に権利確定し、現金と、当該株式の基礎となる株式 1株あたりの成功報酬の権利で株主に支払われます。 権利確定した株式についても、現金に加え、権利放棄された株式が支払われます。

21.	将来、アビオメッドの株式を受け取ることができますか？

本買収の完了により、アビオメッドは上場企業ではなくなり、株式も保有しなくなります。

22.	研究開発や臨床試験への投資は継続しますか？

はい。研究開発および臨床試験（ Impellaの無作為化比較試験を含む）に対するアビオメッドの大規模な投資は今後も継続される予定です。実際、アビオメッドの強力な研究開発および臨床試験プログラムは、ジョンソン・エンド・ジョンソンがアビオメッドを買収する主な理由の一つです。

アビオメッドが伝統的に行っている社員イベントやお祝いは今後も続きますか？

はい。アビオメッドの文化、伝統、従業員イベントは継続されます

23.	アビオメッドは今後も患者さんイベントを実施しますか？

はい。ジョンソン・エンド・ジョンソンは、患者さんを第一に考えるというアビオメッドのコミットメントを共有しています。私たちの患者さんは私たちの WHY（なぜ）であり続け、患者さんからの定期的なオンラインまたは直接の訪問を含む強力な患者さんプログラムを引き続き育成していきます。

24.	アビオメッドはローカルコミュニティや 団体のサポートを今後も継続しますか？

はい。ジョンソン・エンド・ジョンソンも、従業員のボランティア活動や地域社会への支援に誇りを持っています。

25.	この買収について報道関係者や投資家から質問があった場合、どのように答えればよいですか？

メディアや投資家からの質問には回答しないようにしてください。報道関係者からの問い合わせは、 Tom Langford（tlangford@abiomed.com）に連絡するように伝えてください。投資家の方は、Todd Trapp（ttrapp@abiomed.com）に問い合わせるよう伝えてください。

26.	買収が規制当局の承認を受けるまで、情報は提供されますか？

はい、買収が完了するまでには、今後数ヶ月の間に多くのステップを完了させなければなりません。アビオメッドは、本買収の状況について、必要に応じ、公的機関に提出する予定です。

27.	その他に質問がある場合はどこに問い合わせればよいですか？

追加の質問がある場合は、 questions@abiomed.com までメールでお問い合わせください。

LEGEND FOR COMMUNICATIONS

Additional Information and Where to Find it

The tender offer described in this communication has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of ABIOMED, Inc. At the time the offer is commenced, Johnson & Johnson and its merger subsidiary, Athos Merger Sub, Inc., will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission, and ABIOMED, Inc. will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the offer. ABIOMED, Inc. stockholders and other investors are urged to read the tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement, as they may be amended from time to time, when they become available because they will contain important information that should be read carefully before any decision is made with respect to the tender offer. These materials will be sent free of charge to all stockholders of ABIOMED, Inc. In addition, all of these materials (and all other materials filed by ABIOMED, Inc. with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by ABIOMED, Inc. at https://investors.abiomed.com/investors/financials/sec-filings/default.aspx.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, may be forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “should,” “likely,” “will” and other words and terms of similar meaning. Forward-looking statements include, among other things, statements regarding the potential benefits of the proposed transaction; the prospective performance, future plans, events, expectations, performance, objectives and opportunities and the outlook for ABIOMED’s business; filings and approvals relating to the transaction; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; any potential strategic benefits, synergies or opportunities expected as a result of the proposed transaction; and any assumptions underlying any of the foregoing. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties.

Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; the risk that the proposed transaction may not be completed in a timely manner or at all; uncertainties as to how many of ABIOMED’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the effect of this announcement or pendency of the proposed transaction on the ABIOMED’s ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, its business generally or its stock price; risks related to diverting management’s attention from ABIOMED’s ongoing business operations; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the potential that the strategic benefits, synergies or opportunities expected from the proposed acquisition may not be realized or may take longer to realize than expected; the successful integration of ABIOMED into Johnson & Johnson subsequent to the closing of the transaction and the timing of such integration; other business effects, including the effects of industry, economic or political conditions outside of ABIOMED’s control; transaction costs; and other risks and uncertainties detailed from time to time in documents filed with the Securities and Exchange Commission (“SEC”) by ABIOMED, including ABIOMED’s current annual report on Form 10-K on file with the SEC, as well as the Schedule 14D-9 to be filed by ABIOMED and the tender offer documents to be filed by Johnson & Johnson and Athos Merger Sub, Inc. The effects of the COVID-19 pandemic may give rise to risks that are currently unknown or amplify the risks associated with many of these factors.

ABIOMED is providing the information in this filing as of this date and assumes no obligation to update any forward-looking statements as a result of new information, future developments or otherwise.